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                                                                   EXHIBIT 99.3

                             ALLIED HOLDINGS, INC.
                              2003 STOCK AGREEMENT
                              (CANADIAN EMPLOYEES)

         THIS 2003 STOCK AGREEMENT is made as of the ___ day of August, 2003 (the "Effective Date"), between ALLIED HOLDINGS, INC., a Georgia corporation ("Allied"), and ______________ (the "Grantee").

                                  WITNESSETH:

         WHEREAS, Allied adopted that certain Allied Holdings, Inc. 2003 Stock Issuance Plan in connection with certain mandated unpaid furloughs in 2003 for certain employees of Allied and its subsidiaries (the "Plan");

         WHEREAS, by the terms of the Plan, shares of Allied's no par value common stock (the "Shares") shall be issued, upon the terms hereof, by the Compensation and Nominating Committee to each full time salaried employee of Allied and its subsidiaries employed as of August 1, 2003, other than (i) those employees at the level of Senior Vice President or above, or (ii) those employees who are subject to a collective bargaining agreement or otherwise represented by the International Brotherhood of Teamsters, the United Auto Workers Union, or any other labor union employees; and

         WHEREAS, the Compensation and Nominating Committee has determined that it shall grant Shares to the Grantee upon satisfaction of certain conditions and on the terms hereinafter set forth; and

         WHEREAS, the proper officers of Allied desire to implement the decision of the Compensation and Nominating Committee,

         NOW, THEREFORE, for and in consideration of the mutual covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. DEFINITIONS. For purposes of this Agreement, the following terms shall be defined as follows:

         "BOARD" means the Board of Directors of Allied.

         "CHANGE OF CONTROL" means any of the following events:

                  (a)      The acquisition (other than from Allied) by any

         "Person" (as used for purposes of Section 13(d) or 14(d) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of Allied's then outstanding voting securities; or

                  (b) The individuals who, as of the date of adoption of this Plan by the Board, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least


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         two-thirds of the Board; provided, however, that if the election, or nomination for election by Allied's shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; or

                  (c) Approval by shareholders of Allied of (i) a merger or consolidation involving Allied if the shareholders of Allied, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than seventy percent (70%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of Allied outstanding immediately before such merger or consolidation, or
         (ii) a complete liquidation or dissolution of Allied or an agreement for the sale or other disposition of all or substantially all of the assets of Allied.

                  Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to subsection (a) above, solely because twenty percent (20%) or more of the combined voting power of Allied's then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by Allied or any of its subsidiaries, or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of Allied in the same proportion as their ownership of stock in Allied immediately prior to such acquisition.

         "CHANGE IN CAPITALIZATION" means any increase or reduction in the number of Shares, or any change (including, but not limited to, a change in value) or exchange of Shares for a different number or kind of shares or other securities of Allied, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, public offering, private placement, change in corporate structure or otherwise which, in the judgment and sole discretion of the Board, is material or significant.

         "DISABILITY" shall conclusively be deemed to have occurred (a) if Grantee shall be receiving payments pursuant to a policy of long-term disability income insurance; or (b) if Grantee shall have no disability income insurance then in force, then if any insurance company insuring such Grantee's life shall agree to waive the premiums due on such policy pursuant to a disability waiver of premium provision in the contract of life insurance; or
(c) if Grantee shall have no disability waiver of premium provision in any contract of life insurance, then if such Grantee shall be receiving disability benefits from or through the Social Security Administration; provided, however, that in the event Grantee's disability shall, otherwise and in good faith, come into question (and, for purposes of this proviso, "disability" shall mean the permanent and continuous inability of Grantee to perform substantially all of the duties being performed immediately prior to his or her disability coming into question), and a dispute shall arise with respect thereto, then Grantee (or his or her personal representatives) shall appoint a medical doctor, Allied shall appoint a medical doctor, and said two doctors shall, in turn, appoint a third party medical doctor who shall examine Grantee to determine the question of disability and whose determination shall be binding upon Grantee, Allied, and their respective successors and assigns.


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         "EXCHANGE ACT" means the United States Securities Exchange Act of
1934, as from time to time amended.

         2.       GRANT OF STOCK.

                  2.1 STOCK GRANT. Allied hereby agrees to grant to Grantee Two Hundred Fifty (250) whole Shares (the "Grant Shares") subject to, and in accordance with, the terms and conditions set forth in this Agreement.

                  2.2 GRANT DATE. Unless otherwise provided in this Agreement, the Granted Shares shall be issued one year from the date hereof (the "Grant Date"), provided, however, that Grantee is an employee of Allied or one of its subsidiaries on the Grant Date. If, prior to the Grant Date Grantee's employment with Allied or one of its subsidiaries is terminated for any reason, this Agreement shall be terminated and Grantee shall have no right to receive the Granted Shares.

                  2.3 ACCELERATED GRANT. Notwithstanding any provision in this Agreement to the contrary, in the event of a Change in Control, death of Grantee, or Disability of Grantee, all Granted Shares shall become immediately issuable as of the effective date of such Change of Control, death or Disability; provided, however, that no Granted Shares may be granted following termination of Grantee's employment with Allied or one of its subsidiaries.

         3.       DELIVERY OF SHARES/ WITHHOLDING.

                  3.1 DELIVERY OF SHARES. The Granted Shares, when issued in accordance with this Agreement, shall be deemed to be fully paid and nonassessable. At Grantee's direction and expense, a stock certificate representing such Granted Shares shall be delivered to Grantee.

                  3.2 WITHHOLDING OF TAXES. Allied may deduct and withhold from the wages, salary, bonus and other income paid by Allied or its subsidiary to the Grantee the requisite tax upon the amount of taxable income, if any, recognized by the Grantee in connection with the issuance of any Granted Shares, as may be required from time to time under any applicable tax laws and regulations. This withholding of tax shall be made from Allied's concurrent or next payment of wages, salary, bonus or other income to the Grantee or by payment to Allied by the Grantee of the required withholding tax, as shall be determined by Allied.

         4. OWNERSHIP RIGHTS. Upon the grant of the Granted Shares under this Agreement, Grantee shall exercise all ownership rights (including, without limitation, the right to vote and the right to receive dividends) with respect to such Granted Shares. Until the Grant Date, Grantee shall have no rights as a shareholder of Allied and shall not be deemed to be a shareholder of Allied for any purpose.

         5. DEFERRAL OF EXERCISE OR DELIVERY OF SHARES. Notwithstanding any provision in this Agreement to the contrary, if any law or regulation of any governmental authority having jurisdiction in the matter requires Allied or the Grantee to take any action or refrain from action in connection with the delivery of Granted Shares under this Agreement, or to delay such delivery, then the delivery of such Granted Shares shall be deferred until such action has been taken or such restriction on action has been removed.


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         6.       NO RIGHT TO CONTINUED EMPLOYMENT. Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of employment by Allied nor shall this Agreement or the Plan interfere in any way with the right of Allied to terminate Grantee's employment at any time.

         7. ADJUSTMENTS. In the event of a Change in Capitalization, the Board of Directors of Allied or the Compensation and Nominating Committee shall make appropriate adjustments to the number and class of Granted Shares or other stock or securities subject to the Plan. Such adjustment shall be made in accordance with the provisions of the Plan and shall be effective and final, binding, and conclusive for all purposes of the Plan and this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that any adjustment to the number of Granted Shares pursuant to this Agreement would otherwise result in the creation of a fractional share interest, the affected number shall be rounded up to the nearest whole share.

         8. MODIFICATION OF AGREEMENT. This Agreement can be modified, amended, suspended or terminated, and any terms or conditions can be waived, but only by a written instrument executed by the parties hereto.

         9. SEVERABILITY. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

         10. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Georgia without giving effect to the conflicts-of-laws principles thereof.

         11. SUCCESSORS IN INTEREST. This Agreement shall inure to the benefit of, and be binding upon, each successor to Allied. This Agreement shall inure to the benefit of the Grantee's legal representatives. All obligations imposed upon the Grantee and all rights granted to Allied under this Agreement shall be final, binding and conclusive upon the Grantee and Grantee's heirs, executors, administrators and successors.

         12. RESOLUTION OF DISPUTES. Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Allied's Board or the Compensation and Nominating Committee. Any determination made hereunder shall be final, binding, and conclusive on the Grantee and Allied for all purposes.

         13. MISCELLANEOUS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute but a single document. As used herein, the masculine, feminine and neuter shall each include the others and the singular and plural shall each include the other, and this Agreement shall be read accordingly when required by the facts. As used herein, "Allied" includes not only Allied Holdings, Inc., but also each subsidiary thereof, and this Agreement shall be read accordingly when required by the facts.


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         IN WITNESS WHEREOF, the Grantee has executed this Agreement and Allied has caused this Agreement to be executed by its duly authorized officer, on the day and year first set forth above.


                                      ALLIED HOLDINGS, INC.



                                      By:
                                           ---------------------------
                                      Its: Chief Executive Officer



                                    GRANTEE



                                      --------------------------------
                                      [INSERT NAME OF GRANTEE]


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